CASCADE SEEKING TO ACQUIRE PRODUCTION ASSETS

LOS ANGELES, July 13, 2006/MARKETWIRE/ -- Cascade Energy, Inc. (OTCBB: CSCE) (the “Company”) announces that it will not be proceeding with its Kansas project.

In August 2005 the Company announced the acquisition of participation rights to a large database encompassing a geophysical survey of approximately one million acres, located in central Kansas, covering parts of Ellsworth, Salina, McPherson, Reno, Harvey, Kingman, and Sedgwick counties. After a thorough review of the data purchased, the prospects selected for exploration and discussions with its consultants and operator, the Company has determined that it will no longer participate in the Kansas program.

The Company has determined that the 20% working interest or 16% Net Revenue Interest in the project does not warrant the capital required for a short return on investment. Cascade believes that a production asset acquisition with existing cash flow, or a project with a larger working interest, would be better suited for the Company at this time.

Cascade is currently in the process of seeking potential acquisition opportunities.

Notice Regarding Forward Looking Statements.

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the acquisition of oil and gas reserves, (specifically respecting new drilling and production activities) any near-term production or cash flow and our ability to become cash flow positive in the short term to allow us to re-invest production dollars to enhance and grow company assets. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the numerous inherent uncertainties associated with oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual reports on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission

For more information, please visit our website at www.cascadeenergyinc.com, or contact:

Investor Relations 1-888-359-9565

ON BEHALF OF THE BOARD

CASCADE ENERGY INC.

“Gordon Samson”

______________________________

Gordon Samson - CFO